                              Financial Statements
                         and Other Financial Information

                      Security National Bank and Trust Co.
                  401(k) Profit Sharing Savings Plan and Trust

                     Years ended December 31, 1995 and 1994
                       with Report of Independent Auditors

                      Security National Bank and Trust Co.
                  401(k) Profit Sharing Savings Plan and Trust

                              Financial Statements
                         and Other Financial Information


                     Years ended December 31, 1995 and 1994




                                    Contents

Report of Independent Auditors...........................................................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits..........................................................2
Statements of Changes in Net Assets Available for Benefits...............................................3
Notes to Financial Statements............................................................................5


Supplemental Schedules

Assets Held for Investment..............................................................................10
Reportable Transactions.................................................................................11


                         Report of Independent Auditors


Plan Committee
Security National Bank and Trust Co.
   401(k) Profit Sharing Savings Plan and Trust

We have audited the accompanying statements of assets available for benefits of the Security National Bank and Trust Co. 401(k) Profit Sharing Savings Plan and Trust (the Plan) as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1995 and 1994, and the changes in the net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment as of December 31, 1995 and reportable transactions for the year ended December 31, 1995 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

June 14, 1996




                                                               Ernst & Young LLP

                      Security National Bank and Trust Co.
                  401(k) Profit Sharing Savings Plan and Trust

                 Statements of Net Assets Available for Benefits

                                                              DECEMBER 31
                                                          1995           1994
                                                       ----------     ----------
ASSETS
Investments at fair value
   Fidelity Institutional Cash: Class A                $  301,165     $  249,631
   Fidelity Balanced Fund                                 151,222        120,448
   Security Banc Corporation Common Stock               2,649,787      2,067,792
   Fidelity Advisor LTD Bond Fund                          21,300         18,158
   Fidelity Magellan Fund                                 268,531        146,468
   Fidelity Diversified International Fund                 37,947         16,428
                                                       ----------     ----------
Total Investments                                       3,429,952      2,618,925
Cash                                                       13,644             --
                                                       ----------     ----------
TOTAL ASSETS                                            3,443,596      2,618,925

LIABILITIES
Accrued income                                              1,529          1,201
                                                       ----------     ----------
Net assets available for benefits                      $3,445,125     $2,620,126
                                                       ==========     ==========

See accompanying notes.

                      Security National Bank and Trust Co.
                  401(k) Profit Sharing Savings Plan and Trust

            Statement of Changes in Net Assets Available for Benefits

                         Year ended December 31, 1995

                                                    Money                   Banc       Fixed
                                                    Market    Balanced    Corporation  Income      Growth International
                                                    Fund       Fund        Stock Fund   Fund        Fund       Fund      Total
                                               ----------------------------------------------------------------------------------
Investment Income:
   Net unrealized appreciation in fair
   value of investments net of realized
   gains and losses                                      0       12,892      403,100     1,048       45,650    3,068      465,758
   Interest                                         12,141           56        2,535        19           44       25       14,820
   Dividend                                              0        6,034       66,284     1,258       15,232    1,621       90,429
                                               ----------------------------------------------------------------------------------
                                                    12,141       18,982      471,919     2,325       60,926    4,714      571,007
                                               ----------------------------------------------------------------------------------
Contributions:
   Employer                                          7,420        7,197       68,003     1,578       17,960    6,227      108,385
   Employee                                         18,450       15,921      168,958     3,798       43,640   16,637      267,404
                                               ----------------------------------------------------------------------------------
                                                    25,870       23,118      236,961     5,376       61,600   22,864      375,789
                                               ----------------------------------------------------------------------------------
   Total additions                                  38,011       42,100      708,880     7,701      122,526   27,578      946,796
                                               ----------------------------------------------------------------------------------
Deduction:
   Benefit payments                                (19,592)      (5,814)     (93,557)   (1,589)      (1,245)       0     (121,797)
                                               ----------------------------------------------------------------------------------
Net increase prior to transfers between
funds                                               18,419       36,286      615,323     6,112      121,281   27,578      824,999
Transfers between funds                             (2,025)      (6,396)      18,833    (3,049)         111   (7,474)           0
                                               ----------------------------------------------------------------------------------
Net (deductions) additions                          16,394       29,890      634,156     3,063      121,392   20,104      824,999
Net assets available for benefits
                                               ----------------------------------------------------------------------------------
Beginning of the year                              201,506      121,339    2,115,467    18,349      146,488   16,977    2,620,126
                                               ----------------------------------------------------------------------------------
End of the year                                    217,900      151,229    2,749,623    21,412      267,880   37,081    3,445,125
                                                =================================================================================

See accompanying notes.

                      Security National Bank and Trust Co.
                  401(k) Profit Sharing Savings Plan and Trust

            Statement of Changes in Net Assets Available for Benefits

                                                Year ended December 31, 1994

                                                    Money                   Banc      Fixed
                                                    Market   Balanced    Corporation  Income       Growth   International
                                                    Fund       Fund      Stock Fund    Fund         Fund        Fund     Total
                                                 -------------------------------------------------------------------------------
Investment Income:
   Net unrealized appreciation (depreciation)
   in fair value of investments net of realized
   gains and losses                                      --   (11,791)       166,153   (1,698)     (4,587)     (937)     147,140
   Interest                                           8,355        24          1,138    1,127          30         4       10,678
   Dividend                                              --     4,364         55,326       --       3,828       535       64,053
                                                 -------------------------------------------------------------------------------
                                                      8,355    (7,403)       222,617     (571)       (729)     (398)     221,871
                                                 -------------------------------------------------------------------------------
Contributions:
   Employer                                           9,082    10,010         60,856    2,177      17,353     3,696      103,174
   Employee                                          22,602    22,870        182,584    5,481      43,021    10,129      286,687
                                                 -------------------------------------------------------------------------------
                                                     31,684    32,880        243,440    7,658      60,374    13,825      389,861
                                                 -------------------------------------------------------------------------------
   Total additions                                   40,039    25,477        466,057    7,087      59,645    13,427      611,732
                                                 -------------------------------------------------------------------------------
Deduction:
   Benefit payments                                 (13,766)  (44,349)      (113,218)      --        (597)       --     (171,930)
                                                 -------------------------------------------------------------------------------
Net increase (decrease) prior to transfers
   between funds                                     26,273   (18,872)       352,839    7,087      59,048    13,427      439,802
Transfers between funds                             (43,321)   41,101        (39,507)     779      37,398     3,550           --
                                                 -------------------------------------------------------------------------------
Net (deductions) additions                          (17,048)   22,229        313,332    7,866      96,446    16,977      439,802
Net assets available for benefits
                                                 -------------------------------------------------------------------------------
    Beginning of the year                           218,554    99,110      1,802,135   10,483      50,042        --    2,180,324
                                                 -------------------------------------------------------------------------------
    End of the year                                 201,506   121,339      2,115,467   18,349     146,488    16,977    2,620,126
                                                 ===============================================================================


See accompanying notes.

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements of the plan are prepared on the accrual basis.

VALUATION OF INVESTMENTS AND INCOME RECOGNITION

Marketable securities are stated at fair value. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the plan year. Investments not traded on the over-the-counter market and listed securities for which no sale was reported on that date are valued at the average of the last reported bid and ask prices. Short-term investment funds are stated at redemption value, which is equal to market value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend basis.

Unrealized gains and losses are differences between the fair value and cost basis of investments. The cost basis of the investments is determined using the average cost method.

2. DESCRIPTION OF THE PLAN

The following description of the Security National Bank and Trust Co. 401(k) Profit Sharing Savings Plan and Trust (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.


GENERAL

The Plan is a defined contribution plan established on January 1, 1989, which covers all employees meeting specified age requirements and following the completion of one year of credited service (500 hours) with Security National Bank and Trust Co. (the Bank). The Plan is subject to the provision of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Participants are not required to make contributions to the Plan; however, they may voluntarily contribute an amount not exceeding 10 percent of their pretax compensation received while a participant during the year. Effective January 1, 1996, participants may voluntarily contribute an amount not to exceed 15 percent of their pretax compensation. Contributions are also subject to the maximum allowed by Internal Revenue Service (IRS) regulations. The Bank has agreed to voluntarily contribute, each year out of its net profits before deductions for federal income taxes, a percentage of the matchable contributions made by each participant. The Bank is currently matching 50 percent of each participant's contributions up to the first 6 percent of a participant's eligible compensation.

PARTICIPANT ACCOUNTS

Each participant's account is credited with the participant's contributions, Bank's contributions and allocation of earnings or losses. Earnings or losses of the trust fund are allocated quarterly (daily, effective July 1, 1996) among participants in the proportion that each participant's account balance bears to the total value of all participants' account balances. Effective July 1, 1996, the earnings will be allocated to participants' accounts daily. The Bank pays all expenses of administering the Plan.

VESTING

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. A participant vests 20 percent per year of credited service for five years and is 100 percent vested after five years of credited service. Forfeitures will be used to reduce future Bank matching contributions or will be allocated to the separate accounts of each participant.

TERMINATION OF PLAN

Although the Bank has not expressed any intent to do so, the Bank has the right under the Plan to discontinue contributions at any time and terminate the Plan. In the event of termination of the Plan, distribution would be made to participants in the amount of their respective account balances. Under the Plan, all contributions and earnings thereon are immediately vested and fully nonforfeitable.

PAYMENT OF BENEFITS

On termination of service, a participant may receive a lump-sum amount equal to the vested value of his or her account, or upon death, disability or retirement, elect to receive annual installments over period not to exceed fifteen years.

3. INVESTMENT OPTIONS

Plan participants may allocate their accounts between funds based on an election filed at the start of the quarter after the employee becomes eligible to participate in the Plan. Participants may change their allocation by filing an election prior to the start of each quarter. Effective July 1, 1996, participants may change their allocation at any time.

The Plan provides for six separate investment programs with separate funds.

Money Market Fund - The fund seeks to obtain a high level of current income as is consistent with the preservation of principal and liquidity within the standards of the Portfolio.

Balanced Fund - The fund seeks to obtain as much income as possible, consistent with preservation of capital, by investing in a broadly diversified portfolio of high yielding securities, including common stocks, preferred stocks, and bonds.

Banc Corporation Stock Fund - The fund provides a means to invest in shares of Security Banc Corporation's Common Stock, $3.125 par value. Security Banc Corporation is the parent corporation of the Bank.

Fixed Income Fund - The fund seeks a high rate of income through investment in high and upper-medium grade fixed-income obligations.

Growth Fund - The fund seeks capital appreciation by investing primarily in common stock and securities convertible into common stock that offer potential for growth.

International Fund - The fund seeks capital growth through investments in foreign securities.

Effective July 1, 1996, the Plan will add three additional investment options.

Common Stock Index Fund - The funds will seek investment results that correspond with the price and yield performance of the S&P 500 index.

Conservative Growth Fund - The fund will seek capital appreciation by investing primarily in common stocks and securities convertible into common stock.

Aggressive Small Cap Growth Fund - The fund will seek long-term capital appreciation by investing primarily in common stocks of small and medium-sized companies and securities convertible into common stock.

4. INVESTMENTS

The Plan's investments are held by a trustee, the Bank's trust department. The following individual investments represent 5 percent or more of the fair value of assets available for benefits as of December 31, 1995:

                                                                      December 31
                                                                 1995             1994
                                                             ---------------------------

Fidelity Institutional Cash: Class A                           301,165           249,631
Security Banc Corporation Common Stock                       2,649,787         2,067,792
Fidelity Magellan Fund                                         268,531           146,468

The Plan's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in carrying value as follows:

                                                               Year ended December 31
                                                               1995             1994
                                                       ------------------------------------

Fidelity Balanced                                               12,892           (11,791)
Security Banc Corporation Common Stock                         403,100          $166,153
Fidelity Advisor LTD Bond Fund                                   1,048            (1,698)
Fidelity Magellan Fund                                          45,650            (4,587)
Fidelity Diversified International Fund                          3,068              (937)
                                                       ------------------------------------
Total                                                          465,758          $147,140
                                                       ====================================

5. INCOME TAX STATUS

The Internal Revenue Service has ruled that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and, therefore, is not subject to tax under present income tax laws. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The plan received a favorable determination letter dated January 19, 1996. The plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

                            SUPPLEMENTAL SCHEDULES

                      Security National Bank and Trust Co.
                  401(k) Profit Sharing Savings Plan and Trust

                           Assets Held for Investment

                                December 31, 1995


                                                                        Fair
       Description                           Shares       Cost         Value
- ------------------------------------------------------------------------------

Fidelity Institutional Cash:                 301,165   $  301,165   $  301,165
    Class A

Fidelity Balanced Fund                        11,185      146,768      151,222

Security Banc Corporation                     92,975    2,004,714    2,649,787
    Common Stock

Fidelity Advisor LTD Term                      1,967       21,199       21,300
    Bond Fund

Fidelity Magellan Fund                         3,124      227,591      268,531

Fidelity Diversified International Fund        2,990       36,098       37,947
                                                       -----------------------
Total assets held for investment                       $2,737,535   $3,429,952
                                                       =======================

                      Security National Bank and Trust Co.
                  401(k) Profit Sharing Savings Plan and Trust

                             Reportable Transactions

                                                             Year ended December 31, 1995
Description
                                                                                               Net
                                         Number       Number                                Proceeds
                                           of           of       Purchase      Selling        from         Net
                                        Purchases     Sales        Price        Price         Sale         Gain
- -----------------------------------------------------------------------------------------------------------------
Category (iii)--A Series of Transactions in Excess of 5% of Plan Assets
Fidelity Institutional Cash:
   Class A                                   273                   476,409
                                                         211                     424,875      424,875           0

Security Banc Corporation
   Common Stock                               32                   275,994
                                                          25                      95,701       78,958      16,743




There were no Category (i), (ii) or (iv) reportable transactions during the year ended December 31, 1995.